Exhibit (k)(5)

EXPENSE LIMITATION AND

REIMBURSEMENT AGREEMENT

This AGREEMENT is made this 23rd day of May, 2017, between City National Rochdale Select Strategies Fund, a Delaware statutory trust (referred to herein as the “Fund”), and City National Rochdale, LLC, a limited liability company organized under the laws of the State of Delaware (referred to herein as the “Adviser”).

W I T N E S S E T H

WHEREAS, the Fund and the Adviser are parties under the Investment Advisory Agreement, dated as of May 23, 2017 (the “Investment Advisory Agreement”), pursuant to which the Adviser has agreed to provide, or arrange for the provision of, investment advisory and management services to the Fund; and

WHEREAS, the Fund and the Adviser believe that capping the total expenses of shares of the Fund is in the best interests of the Fund;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.        Limit on Operating Expenses. The Adviser hereby agrees to limit the Fund’s total annual Operating Expenses to 1.00% (the “Expense Cap”).

2.        Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Adviser’s investment advisory fee as described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, interest, brokerage commissions, acquired fund fees or expenses, extraordinary expenses such as litigation expenses, and other expenses not incurred in the ordinary course of the Fund’s business.

3.        Reimbursement of Fees and Expenses. The Adviser, pursuant to the Investment Advisory Agreement, retains its right to receive reimbursement of reductions of its investment advisory fee and Operating Expenses paid by it that are not its responsibility as described in the Investment Advisory Agreement.

4.        Recoupment Balance. Any fee reduced by the Adviser, or Operating Expenses paid by it (collectively, “subsidies”), pursuant to this Agreement may be reimbursed by the Fund to the Adviser no later than the end of the third fiscal year following the year to which the subsidy relates if the aggregate expenses for that period do not exceed an Expense Cap in effect at the time the subsidies were incurred or any more restrictive limitation to which the Adviser has agreed (subsidies available for reimbursement to the Adviser under this paragraph are collectively referred to as the “Recoupment Balance”) and the Board of Trustees approves the reimbursement. The Adviser generally shall seek reimbursement on a rolling three-year basis whereby the oldest subsidies are recouped first. The Adviser may not request or receive reimbursement of the Recoupment Balance before payment of the Fund’s Operating Expenses for the current year and cannot cause the Fund to exceed an Expense Cap or any other agreed upon expense limitation for that year in making such reimbursement. The Adviser agrees not to request or seek reimbursement of subsidized Operating Expenses that are no longer eligible for reimbursement.

5.        Term. This Agreement shall continue in effect for one year from the date of the effectiveness of the registration statement and shall automatically renew for an additional one-year period unless sooner terminated in accordance with Section 6 herein.

6.        Termination. This Agreement may be terminated at any time by the Fund or by the Board of Trustees of the Fund, upon sixty (60) days’ written notice to the Adviser without payment of any penalty and shall automatically terminate upon the termination of the Investment Advisory Agreement.

7.        Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

8.        Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

9.        Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

10.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CITY NATIONAL ROCHDALE SELECT STRATEGIES FUND	CITY NATIONAL ROCHDALE, LLC

By: /s/ Anthony Sozio	By: /s/ Kurt Hawkesworth
Name: Anthony Sozio	Name: Kurt Hawkesworth
Title: Vice-President	Title: COO

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